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EXHIBIT 99

PRESS RELEASE - FOR IMMEDIATE RELEASE
DECEMBER 18, 1996
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Mountain Bank System, Inc. announced that the sale of Mountain Bank (Whitefish and Evergreen) to First Interstate BancSystem of Montana, Inc. (FIBM) was completed today.

Mountain Bank President Jerry James stated, "We are very excited with the prospect of being part of First Interstate Bank. They are the largest Montana-based bank in the state and are committed to community banking. We think their operating philosophy of delivering the best in customer service and meeting the needs of the community fit very well with the way we've operated our bank."

First Interstate Bank President Bill Ruegamer commented, "We are very pleased that this acquisition was completed on such a short timeline. We would like to thank the managment of Mountain Bank System and Mountain Bank for their cooperation and hard work. We would also like to thank the Federal Reserve, the Montana Banking Commissioner's office and the FDIC for their help in the facilitation of this acquisition. As members of the First Interstate family, the customers of Mountain Bank will be able to enjoy a new level of convenience, customer service, financial security and innovative financial programs that previously were not available to them. And as a Montana banking organization, we are committed to investing in communities we serve."

FIBM is a privately owned banking organization that currently operates 16 Montana First Interstate Bank offices in Billings, Missoula, Bozeman, Livingston, Gardiner, Great Falls, Kalispell, Cut Bank, Miles City, Colstrip, and Hardin and 9 Wyoming offices in Sheridan, Gillette, Buffalo, Casper, Riverton, Laramie, and Greybull. Their recent acquisition of the First Interstate banks in Great Falls, Kalispell, and Cut Bank were a result of the old First Interstate Bancorp's takeover by Wells Fargo Bank. Wells sold their banks in Montana and Wyoming to FIBM, leaving FIBM's banks to operate using the First Interstate Bank name. FIBM's assets are approximately $2 billion.

As mentioned, Mountain Bank was previously owned by Mountain Bank Systems, Inc. The bank is approximately $68 million in assets and was established in 1964.

Signage at the bank offices will change to First Interstate Bank within the next few days with completion of the conversion of data processing systems expected this Spring.
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FOR FURTHER INFORMATION CALL:
Neil Klusmann, Vice President-Marketing, FIBM
(406)255-5308     FAX (406)255-5350

Jerry James,  President
Mountain Bank, Whitefish
(406)862-2551     FAX (406)862-1282